Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Amended and Restated Employment Agreement, dated as of July 23, 2021, by and between Danimer Scientific, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Stephen E. Croskrey (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, the Parties hereto are parties to that certain Employment Agreement, dated as of October 3, 2020 (the “Existing Employment Agreement”); and

WHEREAS, the Parties hereto desire to amend and restate the Existing Employment Agreement in its entirety by entering into this Amended and Restated Employment Agreement (this “Agreement”);

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.
Employment.
a.
General. The Company shall employ Executive and Executive shall remain in the employ of the Company, for the period and in the positions set forth in this Section 1, and subject to the other terms and conditions herein.
b.
Employment Term. The term of employment under this Agreement (the “Term”) shall continue from the date hereof and end on December 31, 2024, subject to earlier termination as provided in Section 3 below.
c.
Positions. Executive shall serve as the Chief Executive Officer and Chairman of the Board of the Company with such responsibilities, duties and authority normally associated with such positions and as may from time to time be reasonably assigned to Executive by the Board (as defined below). Executive shall report directly to the Board. During the Term, the Board shall nominate Executive for re-election as a member of the Board at the expiration of his then current Board term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements. Executive shall use his reasonable best efforts to be present at each regular meeting of the Board, either in person or by telecommunication or other similar means, and such other meetings for which there is reasonable prior notice. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Board may reasonably designate; provided that such additional capacities are consistent with Executive’s position as the Company’s Chief Executive Officer and Chairman of the Board. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service.
d.
Duties. Executive shall devote substantially all of Executive’s working time, attention and efforts to the business and affairs of the Company (which shall include service to its subsidiaries), except during any paid vacation or other excused absence periods. Executive shall not engage in outside business activities (including serving on outside boards or committees) without the prior written consent of the Board (which the Board may grant or withhold in its sole and absolute discretion); provided that Executive shall be permitted to (i) have a direct and/or indirect ownership interest in any company that is not a competitor of the Company; (ii) serve on the board of directors (or as an advisor) of any business corporation other than a competitor of the Company or where the Board reasonably determines there is an actual conflict of interest; provided that Executive shall not serve on more than two other public company boards (and four boards total) without the prior consent of the Board, not to be unreasonably withheld, delayed or conditioned; and provided further that the Board shall be deemed to have consented to Executive’s continued service on the two other boards of private companies in the medical device industries on which Executive serves as of the date hereof; (iii) serve on the board of directors of, or work for, any charitable, non-profit or community organization other than a competitor of the Company or where the Board reasonably determines there is an actual conflict of interest; or (iv) pursue his personal financial and legal affairs, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder or violate any restrictive covenants applicable to Executive pursuant to any written agreement with the Company (including, without limitation, the restrictive covenants set forth in Section 5). Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive in advance of the effectiveness thereof.
e.
Location. Executive shall perform his duties hereunder at the offices of the Company located in Bainbridge, Georgia or from his home offices, but from time to time Executive may be reasonably required to travel to other locations in the proper conduct of Executive’s responsibilities under this Agreement.
2.
Compensation and Related Matters.
e.
Annual Base Salary. During the Term while Executive is employed by the Company, Executive shall receive a base salary at a rate of Eight Hundred Seventy Five Thousand Dollars ($875,000) per annum, effective as of January 1, 2021, which shall be paid in accordance with the customary payroll practices of the Company (such annual base salary, the “Annual Base Salary”).
f.
One Time Bonus. Simultaneously with the execution of this Agreement, Executive shall be entitled to receive, and the Company shall pay, a one time bonus equal to Two Million Dollars ($2,000,000).
g.
Annual Incentive Award. Upon satisfaction of the performance targets to be established by the Board each year during the Term hereof (the “Annual Incentive Performance Targets”), Executive will be paid an annual incentive award for such year (the “Annual Incentive Award”) equal to between 1.25 times his Annual Base Salary and 2.5 times his Annual Base Salary, as more particularly described in the Annual Incentive Performance Targets. The Annual Incentive Award will be paid no later than March 15 following the year in which such Annual Incentive Award was earned. The satisfaction of the Annual Incentive Performance Targets shall be determined based upon the Company’s audited financial statements for the year in question and in accordance with the Company’s internal financial records; provided that any determination of the Company’s independent auditors shall be controlling.
h.
Long Term Incentive Award. Each year during the term of this Agreement, and simultaneously with the execution of this Agreement with respect to the current year, Employee will receive a long term incentive award (the “Long Term Incentive Award”), of which 50% shall be in the form of performance stock awards and 50% shall be in the form of stock options, to vest upon satisfaction of the performance targets to be established by the Board for each such year (the “Long Term Incentive Performance Targets”). In the event that such performance stock awards and/or stock options awarded to Executive hereunder are not available to be issued to Executive for any reason, then the Company shall be contractually obligated to pay to Executive, upon the vesting of such Long Term Incentive Award, an amount in cash equal to the notional value that each such performance stock award and/or stock option would have had on the date of such vesting as though it had been granted to Executive on the date of grant, as applicable; provided that any such cash payment shall be payable over a period of three years in equal quarterly installments, starting with the date of the vesting of such award.
i.
Benefits and Related Matters. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements as the Company may from time to time offer to provide to its executives, including, but not limited to, medical/dental coverage, a life insurance program (with buy-up option, if available), each consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit. The Company shall provide Executive with the use of a rental home or apartment at market rates in the Bainbridge area (or the surrounding area within a 25-mile radius) that is reasonably acceptable to Executive, it being acknowledged by Executive that the current rental property being provided to him by the Company is so acceptable. The Company will also make available to Executive, at the Company’s sole expense, use of a corporate vehicle for travel from Executive’s residence to the Company’s offices in Bainbridge, which Executive shall return upon termination of his employment.
j.
Vacation; Holidays. Executive shall be entitled to thirty (30) days’ vacation per year taken in increments of no more than ten (10) working days at a time or such greater number of working days at a time as may be approved by the Board in its sole discretion (vacation time shall not accumulate from year to year unless approved in advance by the Board or required by applicable law). In addition, the Company offers employees time off for standard Company holidays in accordance with the Company policies in effect from time to time.
l.
Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy, including travel between his home offices and the Company’s locations, including the Company’s principal location in Bainbridge, Georgia and its plant in Winchester, Kentucky. Executive shall be entitled to business class, or, if similar cost, first class air travel, subject to the Company’s travel policy then in effect.
m.
Key Person Insurance.  At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier; provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document and shall have no interest in any such policy.
n.
Indemnification. The Company hereby agrees to indemnify Executive and hold Executive harmless to the fullest extent permitted under the organizational documents of the Company and applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages (including advancement of fees and expenses) resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company hereunder. The Company shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other officers and directors. The foregoing obligations shall survive the termination of Executive’s employment with the Company and shall be in addition to any other indemnification rights Executive is entitled to, under existing or future indemnification agreements or otherwise.
o.
Contractual Obligations. In the event that the Company is unable for any reason to issue to Executive stock options, performance stock awards, other equity based awards or shares of common stock, whether underlying such awards or otherwise, that the Company has contractually agreed to in prior agreements with Executive, then the Company shall be contractually obligated to pay to Executive, upon the vesting of any such awards, an amount in cash equal to the notional value that each such stock option, performance stock award or other equity based award would have had on the date of such vesting as though it had been granted to Executive on the date such other agreement giving rise to such award was entered into; provided that any such cash payment shall be payable over a period of three years in equal quarterly installments, starting with the date of the vesting of such award.
3.
Termination.
l.
Circumstances. This Agreement may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:
i.
Death. Executive’s employment hereunder shall terminate upon Executive’s death.
ii.
Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.
iii.
Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.
iv.
Termination without Cause. The Company may terminate Executive’s employment without Cause.
v.
Resignation from the Company with Good Reason. Executive may resign Executive’s employment with the Company with Good Reason, as defined below.

i.
Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.
q.
Notice of Termination. During the Term, any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i) above) shall be communicated by a written notice (a “Notice of Termination”) to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination (as defined below). The failure by either Party to set forth in the Notice of Termination any fact or circumstance shall not waive any right of the Party hereunder or preclude the Party from asserting such fact or circumstance in enforcing the Party’s rights hereunder.
r.
Termination Date. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company and all of its affiliates, which, if Executive’s employment is terminated as a result of Executive’s death, will be the date of Executive’s death, and otherwise shall be the date specified in a Notice of Termination. Except in the case of a termination pursuant to Sections 3(a)(i) and (iii) above, the Date of Termination shall be at least thirty (30) days following the date of the Notice of Termination; provided, however, that the Company may deliver a Notice of Termination to Executive that specifies any Date of Termination that occurs on or after the date of its Notice of Termination and, in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs on or following the date of the Notice of Termination and is prior to the Date of Termination specified in the Notice of Termination; and provided, further, that a Notice of Termination relating to termination for Good Reason shall be subject to the timing rules set forth in the definition of Good Reason.
s.
Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.
4.
Obligations upon a Termination of Employment.
q.
Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a) above, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive, payable in accordance with applicable law; (ii) any unpaid Annual Bonus and/or Long Term Incentive Award earned by Executive for the year prior to the year in which the Date of Termination occurs, as determined by the Board in its good faith discretion based upon actual performance achieved, which Annual Bonus, if any, shall be paid to Executive when bonuses for such year are paid to actively employed senior executives of the Company but in no event later than March 15 following the year in which the Date of Termination occurs; (iii) any accrued but unpaid paid vacation owed to Executive pursuant to Section 2(f) above, if applicable; (iv) any expenses owed to Executive pursuant to Section 2(g) above; and (v) any amount accrued and vested and arising from Executive’s participation in, or benefits accrued and vested under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law or as specifically provided in a Company Arrangement, this Section 4 or otherwise in this Agreement, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.
r.
Executive’s Obligations upon Termination.
i.
Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided the Company shall indemnify and hold harmless Executive with respect to any such cooperation and reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.
i.
Return of Company Property. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.
v.
Severance Payments upon a Termination without Cause, Resignation with Good Reason, or Change in Control. If, during the Term, Executive’s employment terminates pursuant to Sections 3(a)(iv) or (v) above, or if Executive’s employment is terminated by the Company or any successor of the Company either upon the occurrence of a Change in Control (as defined below) or within one year thereafter, then, subject to Executive’s delivery to the Company of an executed waiver and release of claims agreement in the form attached hereto as Exhibit A (the “Release”) that becomes effective and irrevocable in accordance with Section 9(k)(vi) below, and Executive’s continued compliance with Section 5 below, Executive shall receive, in addition to payments and benefits set forth in Section 4(a) above, the following:
i.
an amount in cash equal to twenty-four (24) months of Executive’s Annual Base Salary immediately prior to the Date of Termination, payable in one lump sum on the Payment Date (defined below);
ii.
the Annual Incentive Award as of the Date of Termination shall be deemed vested in full and payable on the Payment Date, and if pursuant to Section 2(d), the Long Term Incentive Award or any portion thereof is not evidenced by performance stock awards or stock options, then the Company’s obligation to make the cash payment described in Section 2(d) shall be deemed vested as of the Date of Termination, and be payable on the Payment Date;
iii.
notwithstanding anything to the contrary in any applicable Company equity plan or award agreement, any unvested equity awards held by Executive that are outstanding immediately prior to the Date of Termination, other than any unvested performance stock award portion of any Long Term Incentive Award (the “Excluded Award”), shall automatically vest and become exercisable (as applicable) as of the Date of Termination; provided that with respect to any Excluded Award, in the event of such termination, and provided Executive remains on the Board following such termination, any such Excluded Award will remain in effect and continue to vest in accordance with its terms so long as Executive remains on the Board and the Long Term Incentive Performance Targets established with respect to such Excluded Award shall be deemed achieved in the event that such termination arises in connection with a Change in Control; provided further that with respect to such termination where Executive does not remain on the Board, any such Excluded Award will vest pro rata in accordance with its terms if the related Long Term Incentive Performance Targets established with respect thereto as of the Date of Termination have been achieved, with such Long Term Incentive Performance Targets being deemed achieved in the case of a termination in connection with a Change in Control; and
iv.
in the event that Executive is entitled to and elects coverage under Section 4980B of the Code (“COBRA coverage”), payment of the Continued Benefit Payment (as defined below).

For purposes of this Agreement, (1) the “Payment Date” means the 65th day after the Termination Date, and (2) the “Continued Benefit Payment” means a reimbursement by the Company of the portion of the applicable monthly premium required to be paid by Executive (and his eligible dependents) for COBRA coverage, which reimbursement (I) shall be equal to the portion of the monthly premium paid by Company for group health coverage with respect to its active employees for the level of coverage provided to Executive and his dependents in the form of COBRA coverage and (II) shall be provided for the lesser of (A) twenty four (24) months following the Termination Date or (B) the date that COBRA coverage with respect to Executive and/or his covered dependents, as applicable, terminates in accordance with its terms.

w.
COBRA Payments upon Death or Disability. If, during the Term, Executive’s employment terminates pursuant to Section 3(a)(i) above due to Executive’s death or pursuant to Section 3(a)(ii) above due to Executive’s Disability (as defined below), Executive (or Executive’s estate) shall receive the Continued Benefit Payment.
x.
No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner and Executive shall continue to receive any severance or other payments or benefits to which he is entitled to under this Agreement regardless of whether he seeks or obtains subsequent employment. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.
y.
Certain Reductions. The Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to, payments or benefits pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (ii) any Company policy or practice providing for Executive to remain on the payroll without being in active service for a limited period of time after being given notice of the termination of Executive’s employment. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation. Any reductions pursuant to this Section 4(f) shall be applied in a manner that complies with Section 409A of the Code.
z.
Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 of this Agreement will survive the termination of Executive’s employment and the termination of the Term.
5.
Restrictive Covenants and Confidentiality.
w.
Executive hereby agrees that Executive shall not, at any time during the Restricted Period, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or affiliate thereof) any business or activity which is competitive with any service or product offering that, as of the Date of Termination, the Company or any entity owned by the Company anywhere in the United States. For these purposes, “competitive” entities shall consist of businesses that are competitive with, or substantially similar to, the Company’s business as of the Date of Termination. Notwithstanding the foregoing, Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.
x.
Executive hereby agrees that Executive shall not, at any time during the Restricted Period, directly or indirectly, either for himself or on behalf of any other Person, (i) recruit or otherwise solicit or induce any employees, suppliers or customers of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (ii) hire, or cause to be hired, any person who was employed by the Company at any time during the twelve (12)-month period immediately prior to the Date of Termination or who thereafter becomes employed by the Company. For these purposes, a “customer” of the Company shall be all Persons that have actually used the Company’s services or purchased its products at any time prior to the expiration of the Restricted Period.
y.
Except as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties hereunder, Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any other Person, any Proprietary Information after the Date of Termination (i) will continue so long as such Proprietary Information is not generally known and in the public domain (other than by means of Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company and (ii) will not apply to Proprietary Information that was in Executive’s rightful possession, without confidentiality obligations, at the time of disclosure by the Company (as shown by Executive’s then-contemporaneous written records). The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).
dd.
Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and (ii) all other Company property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in his possession, custody or control.
ee.
Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.
ff.
Executive agrees not to disparage the Company, any of its products, services or practices, or any of its directors, officers, agents, representatives, equity holders or affiliates, either orally or in writing, at any time; provided that Executive may confer in confidence with Executive’s legal representatives and make truthful statements as required by law.
gg.
Upon termination of Executive’s employment with the Company for any reason, the Company agrees not to disparage Executive, either orally or in writing, at any time and will respond to all inquiries regarding Executive in accordance with the Company’s standard human resources policy which is only to confirm title and dates of employment; provided that the Company may confer in confidence with the Company’s legal representatives and make truthful statements as required by law. For purposes of the immediately preceding sentence, the Company refers only to the Company as a corporate entity and not any of its individual officers, directors, employees or representatives. The Company shall also instruct its directors, officers and senior management to neither disparage Executive nor respond to any inquiries regarding Executive, but rather to refer any such inquiries directly to the Company.
hh.
In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by Executive of the provisions of this Section 5 shall toll the running of any time periods set forth in this Section 5 for the duration of any such breach or violation.
ii.
As used in this Section 5, the term “Company” shall include the Company and any parent, affiliated, related and/or direct or indirect subsidiary entity thereof.

6.
Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements or other payments or benefits provided to Executive under this Agreement, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

7.
Certain Definitions.
jj.
“Board” shall mean the Board of Directors of the Company or an authorized committee of the Board.
kk.
“Cause” shall mean any of the following:
i.
breach by Executive of any material provision of this Agreement and, only if such material breach is capable of being cured, the expiration of a fifteen (15) day cure period for such breach after written notice thereof has been given to Executive;
ii.
Executive’s gross negligence or willful misconduct in connection with the performance of his duties under this Agreement;
iii.
Executive’s refusal to perform any reasonable directive of the Board;
iv.
fraud, criminal conduct or embezzlement by Executive;
v.
Executive’s misappropriation for personal use of any assets (having in excess of nominal value) or business opportunities of the Company; or
vi.
Executive’s violation of the Company’s policies prohibiting unlawful employment discrimination, retaliation or harassment, including sexual harassment which includes but is not limited to engaging in or aiding and abetting any act of employment discrimination, retaliation or harassment including sexual harassment.
jj.
“Change in Control” of the Company shall be deemed to have occurred in the event that: (i) individuals who, as of the date hereof, constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual was a member of the Board as of the date hereof; (ii) the Company shall have been sold by either (A) a sale of all or substantially all its assets, or (B) a merger or consolidation, other than any merger or consolidation pursuant to which the Company acquires another entity, or (C) a tender offer, whether solicited or unsolicited; or (iii) any party, other than the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of voting securities of the Company representing 40% or more of the total voting power of all the then-outstanding voting securities of the Company.
kk.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

nn.
“Disability” shall mean any physical or mental disability or infirmity of Executive that has prevented the performance of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period; provided, however, that any leave of absence under the Family and Medical Leave Act or other medical leaves permitted by the Company to other employees generally shall be excluded from this definition. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld).
oo.
“Good Reason” shall mean any one of the following, that occurs without Executive’s written consent: (i) a material breach by the Company of any material provision of this Agreement and, only if such material breach is capable of being cured, the expiration of a thirty (30) day cure period for such breach after written notice thereof has been given to the Company; (ii) a material diminution in Executive’s authority, duties, responsibilities or reporting structure; (iii) a material diminution in Executive’s annual base compensation opportunity (i.e., base salary and target bonus percentage); or (iv) relocation of Executive’s principal workplace with the Company by greater than fifty (50) miles from Bainbridge, Georgia; provided that no Good Reason will have occurred unless and until (A) Executive has provided the Company written notice within thirty (30) days following the initial occurrence of any such event or condition, (B) the Company fails to cure such event within thirty (30) days thereafter; and (C) Executive terminates his employment for Good Reason within thirty (30) days following the end of such cure period.
pp.
“Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.
qq.
“Restricted Period” shall mean the period from the Effective Date through the twelve (12) month anniversary of the Date of Termination.
8.
Parachute Payments.

If it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of exercisability of any stock option) to Executive or for his benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject, in whole or in part, to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company and Executive shall consult together in good faith to attempt to reach a mutually acceptable agreement to restructure such Payments or otherwise amend this Agreement to minimize any such Excise Tax, taking into consideration any issues that may arise under Section 409A of the Code.

9.
Miscellaneous Provisions.
nn.
Governing Law, Venue, Waiver of Jury Trial. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Delaware without reference to the principles of conflicts of law of the State of Delaware or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of Delaware, and where applicable, the laws of the United States. Any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the Delaware Chancery Court, or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware, and the parties hereby expressly represent and agree that they are subject to the personal jurisdiction of said courts, and the parties hereby irrevocably consent to the jurisdiction of such courts in any legal or equitable proceedings related to such disputes and waive, to the fullest extent permitted by law, any objection which either of them may now or hereafter have that the laying of the venue of any legal proceedings related to such dispute which is brought in any such courts is improper or that such proceedings have been brought in an inconvenient forum. The Parties hereto agree to service of process by certified or registered

United States mail, postage prepaid, addressed to the Party in question. The Parties hereto irrevocably waive the right to a jury trial in connection with any action arising under this Agreement or the employment of Executive.
ss.
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
tt.
Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (i) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (ii) when sent, if sent via email, provided, however, that no undeliverable message is received by the sender, or (iii) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number, or email address of such Party set forth below and marked to the attention of the designated individual as follows:

(A) if to the Company, to the Board at the Company’s headquarters,

(B) if to Executive, to the last address that the Company has in its personnel records for Executive, or

(C) at any other address as any Party shall have specified by notice in writing to the other Party.

ss.
Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.
tt.
Entire Agreement. The terms of this Agreement, any indemnification agreement between the Company and Executive, and any equity award agreement between the Company and Executive are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including without limitation any other prior employment agreement or offer letter between Executive and the Company. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
uu.
Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of Company. By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
vv.
Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
yy.
Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
zz.
Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
aaa.
Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
bbb.
Recovery of Compensation. All payments and benefits provided under this Agreement shall be subject to any compensation recovery or clawback policy as required under applicable law, rule or regulation or otherwise adopted by the Company from time to time.
ccc.
Cooperation. Following the expiration and/or termination of this Agreement for any reason, Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder; provided the Company shall reimburse Executive for Executive’s reasonable costs and expenses incurred in connection therewith and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.
ddd.
Section 409A.
i.
General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
ii.
Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).
i.
Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
ii.
Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
iii.
Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.
iv.
Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (A) the Company shall deliver the Release to Executive within ten (10) business days following Executive’s Date of Termination, (B) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (C) in any case where Executive’s Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes hereof, “Release Expiration Date” shall mean (1) if Executive is under 40 years old as of the Date of Termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or such shorter time prescribed by the Company, and (2) if Executive is 40 years or older as of the Date of Termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 9(k)(vi), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 9(k)(vi)(C), on the first payroll period to occur in the subsequent taxable year, if later.
10.
Acknowledgements.

Each Party acknowledges that such Party has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the other Party hereto, other than those contained in writing herein, and has entered into this Agreement freely based on such Party’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

DANIMER SCIENTIFIC, INC.

By: /s/ John A. Dowdy, III

Name: John A. Dowdy, III

Title: Chief Financial Officer

EXECUTIVE

/s/ Stephen E. Croskrey

Stephen E. Croskrey

EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release of Claims (this “Release”) is made by [___________________] (“Employee”) in favor of Danimer Scientific, Inc. (the “Company”) and the “Releasees” (as defined below), as of the date of Employee’s execution of this Release.

1.
Release by Employee. In exchange for the payments and benefits provided to Employee pursuant to that certain Amended and Restated Employment Agreement entered into by and between the Company and Employee, dated as of [________] (the “Agreement”) and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee agrees knowingly, voluntarily, unconditionally and forever to release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature which he or she may now have, or ever had, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Employee now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Employee’s execution of this Release. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim related in any way to Employee’s employment or the termination thereof, including but not limited to sexual harassment, negligence, any claims arising under tort or common law, constructive discharge, whistleblower claims; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the Georgia Equal Pay Act (GEPA); the Georgia Prohibition of Age Discrimination in Employment Act; the Georgia Equal Employment for Persons with Disabilities Code (GEEPDC); the Georgia Discriminatory Wage Practices Based on Sex Act; the Constitution of the United States; the Constitution of the State of Georgia; and any and all other causes of action arising under federal, state, and local statutes, rules, regulations, ordinances, or orders to the fullest extent allowable.
2.
Claims Not Released. This Release shall not apply to: the Company’s obligations to provide the separation benefits under Section 3 of the Agreement; Employee’s right to indemnification under any applicable indemnification agreement with the Company, the Company’s governing documents or applicable law; Employee’s right to assert claims for workers’ compensation or unemployment benefits; Employee’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) claims of discrimination (provided, however, that Employee releases his or her right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act (“NLRA”); Employee’s vested rights under any retirement or welfare benefit plan of the Company; Employee’s rights in his or her capacity as an equityholder of the Company; or any other rights that may not be waived by an employee under applicable law.
3.
Older Worker’s Benefit Protection Act. In accordance with the Older Worker’s Benefit Protection Act, Employee is hereby advised as follows:

(a) Employee has read this Release and understands its terms and effect, including the fact that Employee is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Release.

(b) Employee understands that, by entering into this Release, Employee does not waive any Claims that may arise after the date of Employee’s execution of this Release, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Release.

(c) Employee has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which Employee acknowledges is adequate and satisfactory to Employee and in addition to any other benefits to which Employee is otherwise entitled.

(d) The Company advises Employee to consult with an attorney prior to executing this Release.

(e) Employee has twenty-one (21) days to review and decide whether or not to sign this Release. If Employee signs this Release prior to the expiration of such period, Employee acknowledges that Employee has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that Employee does not desire additional time and hereby waives the remainder of the twenty-one (21) day period. In the event of any changes to this Release, whether or not material, Employee waives the restarting of the twenty-one (21) day period.

(f) Employee has seven (7) days after signing this Release to revoke this Release and this Release will become effective upon the expiration of that revocation period. If Employee revokes this Release during such seven (7)-day period, this Release will be null and void and of no force or effect on either the Company or Employee and Employee will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release.

If Employee wishes to revoke this Release, Employee shall deliver written notice stating his or her intent to revoke this Release to [NAME, OFFICER TITLE, DEPARTMENT, ADDRESS], on or before 5:00 p.m. on the seventh (7th) day after the date on which Employee signs this Release.

4.
Representations. Employee represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he or she may have against Releasees, or any of them, and Employee agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Employee under this indemnity.
5.
No Actions. Employee represents and warrants to the Company that Employee has no pending actions, Claims or charges of any kind. Employee agrees that if Employee hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then Employee will pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim; provided, however, that Employee shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to[: (i) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (ii)] Employee’s right to file a charge with the EEOC; however, Employee hereby waives any right to any damages or individual relief resulting from any such charge.
6.
Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit Employee (or Employee’s attorney) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority, the EEOC, the NLRB, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Release is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Employee is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Employee shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
7.
Miscellaneous.

(a) No Admission. Employee understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

(b) Severability. If any sentence, phrase, section, subsection or portion of this Release is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Release, which shall remain fully valid and enforceable.

(c) Headings. The headings in this Release are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Release.

(d) Construction of Agreement. Employee has been represented by, or had the opportunity to be represented by, counsel in connection with the negotiation and execution of this Release. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Release.

(e) Entire Agreement/Integration. This Release, together with the Agreement, constitutes the entire agreement between Employee and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Release. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Release. No amendments to this Release will be valid unless written and signed by Employee and an authorized representative of the Company.

(f) Governing Law, Venue, Waiver of Jury Trial. This Release shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Delaware without reference to the principles of conflicts of law of the State of Delaware or any other jurisdiction that would result in application of the laws of a jurisdiction other than the State of Delaware, and where applicable, the laws of the United States. Any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the Delaware Chancery Court, or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware, and the parties hereby expressly represent and agree that they are subject to the personal jurisdiction of said courts, and the parties hereby irrevocably consent to the jurisdiction of such courts in any legal or equitable proceedings related to such disputes and waive, to the fullest extent permitted by law, any objection which either of them may now or hereafter have that the laying of the venue of any legal proceedings related to such dispute which is brought in any such courts is improper or that such proceedings have been brought in an inconvenient forum. The Parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the Party in question. The Parties hereto irrevocably waive the right to a jury trial in connection with any action arising under this Agreement or the employment of Executive.

[EMPLOYEE]

Date:
[NAME]

DANIMER SCIENTIFIC, INC.
Date:	By:
Name:
Title: